Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

Crestwood Equity Partners LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid	Equity	Common Units	457(r)	11,400,000	$26.92	$306,888,000	0.0000927	$28,448.52
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$306,888,000		$28,448.52
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fees Due							$28,448.52

(1)

Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $26.92, which is the average of the high and low prices of the Class A Common Stock on September 7, 2022 on the New York Stock Exchange.

(2)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and in accordance with Rule 456(b) under the Securities Act represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-262722) paid herewith. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.